EXHIBIT 11
RUDDICK CORPORATION
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                           THREE  MONTHS ENDED
                                          JANUARY 1,   JANUARY 2,
                                             1995         1994
NET INCOME PER SHARE COMPUTED AS FOLLOWS:
PRIMARY:
1.  Net Income                          $  8,266,000 $  6,265,000

2.  Weighted Average Common Shares
     Outstanding                          23,165,283   23,070,002
3.  Incremental Shares Relating to $.56
     Convertible Preference Shares                 -      382,481
4.  Incremental Shares Under Stock Options
     Computed Under the Treasury Stock
     Method Using the Average Market Price
     of Issuer's Stock During the Periods     186,935      301,123
5.  Weighted Average Common Shares and
     Common Equivalent Shares Outstanding  23,352,218   23,753,606

6.  Net Income Per Share
      (Item 1 Divided by Item 5)        $        0.35$        0.26

FULLY DILUTED:
1.  Net Income                           $  8,266,000 $  6,265,000
2.  Weighted Average Common Shares
     Outstanding                           23,165,283   23,070,002
3.  Incremental Shares Relating to $.56
     Convertible Preference Shares                  -      382,481
4.  Incremental Shares Under Stock Options
     Computed Under the Treasury Stock
     Method Using the Higher of the
     Average or Ending Market Price of
     Issuer's Stock at the End of the
     Periods                                  186,935      314,947
5.  Weighted Average Common Shares and
     Common Equivalent Shares Outstand     23,352,218   23,767,430
6.  Net Income Per Share
     (Item 1 Divided by Item 5)         $        0.35$        0.26